News Release

FOR RELEASE AT 6:00 AM EDT, FRI. Oct. 15, 2004

Contact: Chip Swearngan, Metavante Corporation

414-357-3688, chip.swearngan@metavante.com

METAVANTE TO ACQUIRE VECTORsgi

Leading provider of check-imaging and exchange technology to the nation’s largest banks to join Metavante Financial Services Group

MILWAUKEE, Oct. 15, 2004 – Metavante Corporation, the financial technology subsidiary of Marshall & Ilsley Corporation (NYSE: MI), today announced the signing of a definitive agreement to acquire all the outstanding stock of Addison, Texas-based VECTORsgi, a portfolio company of Thoma Cressey Equity Partners. The company will continue to operate under the name of VECTORsgi, and will become a wholly owned subsidiary of Metavante Corporation, with existing management continuing in their positions.

VECTORsgi is a leading provider of banking transaction applications, including electronic check-image processing and image exchange, item processing, dispute resolution and e-commerce solutions for financial institutions and corporations. VECTORsgi technology has been licensed more than 2,300 times by financial institutions ranging in size from community banks to top-10 financial institutions to international banking organizations. It is used by each of the top 10, and 41 of the top 50 financial institutions in the United States.

The transaction is expected to close in November 2004, pending regulatory approval. The transaction is expected to be approximately neutral to M&I’s earnings per share in 2005.  The aggregate cash purchase price for VECTORsgi is $100 million, with up to an additional $35 million to be paid based on meeting certain performance criteria.  Upon completion, the transaction is expected to result in intangible assets, including goodwill, of approximately $91 million.

In part for this acquisition as well as for other corporate purposes, M&I plans to issue approximately $150 million of common stock in the fourth quarter of 2004 in order to maintain its capital at desired levels.  Any such issuance is subject to market conditions and changes in the timing, amount and terms.  This press release does not constitute an offer of any securities for sale.

“Because it serves many of the largest financial institutions in the United States, the acquisition of VECTORsgi complements our acquisition earlier this year of Advanced Financial Solutions, as both companies specialize in providing electronic check-imaging technology. With this combination, we will have in place the industry’s most comprehensive suite of applications to address Check 21 needs and beyond, including distributed capture, image-archiving, and workflow solutions including research, kite and fraud detection,” said Frank R. Martire, Metavante president and chief executive officer.

VECTORsgi developed the Distributed Traffic Agent (DTA) for SVPCO, a clearinghouse owned by 19 of the nation’s largest banks to facilitate national image exchange.  With DTA, banks exchange image files directly, while summary information moves through SVPCO as an intermediary, allowing for settlement and reporting.

“VECTORsgi has patented technology that allows banks to take full advantage of the new Check 21 legislation.  We provide image capture and image exchange solutions for many of the nation’s largest banks,” said VECTORsgi President Sydney Smith Hicks, Ph.D. “Joining Metavante gives VECTORsgi the ability to continue its technology leadership while allowing our developers to work with other talented teams within the Metavante family. Together, we can continue to provide innovative, industry leading solutions. Our clients will benefit from the commitment Metavante has made to be a financial institution focused company, which fits with our operating philosophy.”

“The ability to offer solutions from both VECTORsgi and Advanced Financial Solutions in the same corporate family provides the industry – from community banks to the world’s largest – a single provider in Metavante that will support the industry’s transition from paper-based check exchange to the fully electronic realm that kicks off with Check 21,” said Paul T. Danola, senior executive vice president and group executive, Metavante Financial Services Group. “Beyond Check 21, VECTORsgi has additional opportunities in the ePayments business, where the company has been supporting business-to-business electronic payments for nearly 20 years.”

About VECTORsgi

VECTORsgi is a leading provider of financial transaction and e-payment processing, image processing and image exchange, item processing, dispute resolution and e-commerce solutions for financial institutions and corporations. Its products have been licensed more than 2,300 times by financial institutions ranging in size from community banks to top ten financial institutions to international banking organizations. The Addison, Texas-based company, founded in 1976, which employs 155 persons, provides innovative solutions to not only help financial institutions and corporations streamline their item processing operations and payment systems, but also to leverage their image process investment and maximize the benefits of check truncation. Additionally, VECTORsgi also offers Consulting Services that provide management consulting and business practice improvement ensuring financial institutions are more profitable. For more information, see www.VECTORsgi.com.

About Metavante

Metavante Corporation delivers banking and payment technologies to financial services firms and businesses worldwide.  Metavante products and services drive account processing for deposit, loan and trust systems, image-based and conventional check processing, electronic funds transfer, and electronic presentment and payment.  The company’s services are marketed as Metavante or through the Advanced Financial Solutions, Endpoint Exchange Network, Kirchman, Medical Banking Exchange, NuEdge Systems, NYCE, Paytrust, Printing For Systems or Response Data brands, all of which are trademarks of Metavante Corporation.  Headquartered in Milwaukee, Metavante (www.metavante.com) is wholly owned by Marshall & Ilsley Corporation (NYSE: MI).

This press release contains forward-looking statements concerning M&I’s and Metavante’s future financial results and operations, including expected revenues, earnings, accounting entries, closing dates, and operating activities.  Such statements are subject to important factors which could cause M&I’s and Metavante’s actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (a) receipt of regulatory approvals without unexpected delays or conditions; (b) timely implementation and execution of integration plans; (c) retention of customers and critical employees; (d) no unanticipated changes in laws, regulations,  or other industry standards affecting Metavante/VECTORsgi businesses which require significant product redevelopment efforts, reduce the market for or value of its products or render products obsolete; (e) those referenced in M&I’s Annual Report on Form 10-K for the year ended December 31, 2003, under the heading “Forward- Looking Statements” and such other factors as  may be described from time to time in M&I’s subsequent SEC filings, which factors are incorporated herein by reference.

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